Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is dated as of October 27, 2009 (the "Closing Date") between Telanetix, Inc., a Delaware corporation ("Seller"), and Mike Venditte, an individual ("Purchaser"), with respect to the following facts:

A.           Seller owns all of the issued and outstanding membership interests (collectively, the "Interests") of each of (i) AVS Installation Limited Liability Company, a New Jersey limited liability company ("AVS") and Union Labor Force One Limited Liability Company, a New Jersey limited liability company ("ULF" and together with AVS, the "Companies").

B.           Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants contained in this Agreement, and intending to be legally bound, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such term is used in and construed under Rule 405 promulgated under the Securities Act.

"Business Day" means Monday through Friday, excluding any day of the year on which banks are required or authorized to close in the State of Washington.

"Company" means each of AVS and ULF.

"Governmental Entity" means any foreign, federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States court, tribunal, or judicial or arbitral body of any nature; or any United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Law" means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Entity.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Entity or other third party.

"Person" means an individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Companies for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Companies for any Pre-Closing Tax Period.

"Sales Taxes" means all federal, state, local, foreign and other sales and use taxes, fees, assessments or charges of any kind whatsoever related to sales made by either of the Companies on or after October 1, 2009, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Taxes" means, except for Sales Taxes, all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Documents" means this Agreement and the other agreements contemplated hereby.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase & Sale.  Upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Interests in exchange for $10.00 (the "Purchase Price") and the execution and delivery of the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller.  Seller hereby represents and warrant to Purchaser as follows:

(a) Organization of Seller.  Seller is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to perform its obligations under this Agreement.

(b) Organization of Each Company. Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(c) Authorization.  The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is a party and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Seller, and no other corporate act or proceeding on the part of Seller, its board of directors or its stockholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any Transaction Document to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the Transaction Documents upon execution and delivery by Seller, will each constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

(d) No Conflict.  The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Seller, (ii) violate, conflict with, result in any material breach of, constitute a default under, result in the termination of, result in the acceleration of any obligations under, result in a material change in terms of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or notice under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects the ability of Seller to perform its obligations under this Agreement; and (iii) require any declaration, filing or registration with, or authorization, consent or approval of, exemption or other action by or notice to, any Governmental Entity or other Person under the provisions of any Law.

(e) Legal Proceedings.  There is no action, claim, suit or proceeding pending by or against Seller that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the execution and delivery by Seller of this Agreement or any of the Transaction Documents to which it is a party or the performance of Seller hereunder or thereunder.

(f) Authorized Capital.  Neither of the Companies has a written operating agreement. There are no outstanding options or warrants with respect to, or privileges or rights to purchase or subscribe for, any membership interest of either of the Companies, obligations or securities issued by the Companies convertible into membership interests of either of the Companies, agreements providing for or relating to any options, warrants, purchase rights, privileges, convertible obligations, or securities to which Seller is a party, or any agreements by Seller to issue, sell, or acquire any membership interests in either of the Companies other than this Agreement.  As of the date of this Agreement, all of the membership interests in the Companies are held by Seller.  Neither of the Companies has any subsidiary.

(g) Preemptive and Other Rights.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.

(h) Brokers.  There are no claims or rights to brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract made or alleged to have been made by or on behalf of Seller or any of its Affiliates, officers, employees or directors.

(i) Private Placement.  Assuming the accuracy of Purchaser's representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Interests by Seller to Purchaser as contemplated hereby.

3.2 Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows:

(a) Authority.  This Agreement has been duly executed and delivered by Purchaser and this Agreement constitutes, and the Transaction Documents upon execution and delivery by Purchaser, will each constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

(b) No Conflict.  The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate, conflict with, result in any material breach of, constitute a default under, result in the termination of, result in the acceleration of any obligations under, result in a material change in terms of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or notice under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects the ability of Purchaser to perform its obligations under this Agreement; and (ii) require any declaration, filing or registration with, or authorization, consent or approval of, exemption or other action by or notice to, any Governmental Entity or other Person under the provisions of any Law.

(c) Legal Proceedings.  There is no action, claim, suit or proceeding pending by or against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the execution and delivery by Purchaser of this Agreement or any of the Transaction Documents to which it is a party or the performance of Purchaser hereunder or thereunder.

(d) No Representations.  Purchaser confirms that neither Seller nor any of its authorized agents has made any representation or warranty to Purchaser about the Companies or the Interests other than those set forth in this Agreement, and that Purchaser has not relied upon any other representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement. Purchaser acknowledges that Purchaser is fully aware of the financial condition, operations and prospects of the Companies.

(e) Own Account.  Purchaser (i) understands that the Interests are "restricted securities" and have not been registered under the Securities Act or any applicable state securities law (ii) is acquiring the Interests as principal for its own account and not with a view to or for distributing or reselling such Interests (within the meaning of Section 2(11) of the Securities Act) or any part thereof in violation of the Securities Act or any applicable state securities law, (iii) has no present intention of distributing any of such Interests in violation of the Securities Act or any applicable state securities law and (iv) has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Interests.

(f) Purchaser Status.  At the time Purchaser was offered the Interests, it was, and at the date hereof it is, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

(g) Residency.  Purchaser's principal residence is in the state set forth immediately below Purchaser's name on the applicable signature page attached hereto.

(h) Experience of Purchaser.  Purchaser, either alone or together with its representatives (who are unaffiliated with and who are not compensated by Seller or any Affiliate of Seller and who are not selling agents of Seller), has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Interests, and has so evaluated the merits and risks of such investment.  Purchaser is able to bear the economic risk of an investment in the Interests and, at the present time, is able to afford a complete loss of such investment.

(i) Investment Risks.  Purchaser acknowledges and is aware that: (i) there are substantial restrictions on the transferability of the Interests and (ii) the Interests will not be, and such Purchaser does not have the right to require that the Interests be, registered under the Securities Act.

(j) Opportunity to Ask Questions.  During the course of the transaction contemplated by this Agreement, and before acquiring the Interests, Purchaser has had the opportunity (i) to be provided with financial and other written information about the Companies, and (ii) to ask questions and receive answers concerning the business of the Companies and its finances. Purchaser has, to the extent it has availed itself of this opportunity, received satisfactory information and answers.

(k) General Solicitation. Purchaser is not purchasing the Interests as a result of any advertisement, article, notice or other communication regarding the Interests published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting or, to its knowledge, in any other form of general solicitation or general advertisement.

(l) Brokers and Finders.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Seller or such Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

(m) Reliance by Seller.  Purchaser understands that the foregoing representations and warranties are to be relied upon by Seller as a basis for exemption of the sale of the Interests under the Securities Act and under the securities laws of all applicable states and for other purposes.

ARTICLE IV

OTHER AGREEMENTS

4.1 Vendor Payments. On or before January 15, 2010, Seller shall pay up to $60,000 directly to one or more creditors of either of the Companies, as directed by Purchaser, for services provided by such creditors directly to one of the Companies. Notwithstanding the foregoing, Seller may elect satisfy its obligation under this Section 4.1 by depositing $60,000 into a bank account of one of the Companies as directed by Purchaser.

4.2 Equipment Returned. Within ninety days of the date hereof, Purchaser shall cause the equipment identified on Exhibit A to be returned to such location as Seller may instruct Purchaser in writing.  Purchaser and Seller agree and acknowledge that the equipment identified on Exhibit A is owned by and property of Seller or one of its subsidiaries other than one of the Companies.

4.3 Assigned Agreements.  Seller hereby assigns, transfers and conveys to Purchaser, and Purchaser hereby accepts, all of Seller's rights, title, interest, liabilities and obligations in, under and to the agreements identified on Exhibit B (the "Assigned Agreements"). From and after the date hereof, Purchaser agrees to use reasonable commercial efforts to cause the Companies to perform the obligations of Seller and/or the Companies arising out of or relating to the Assigned Agreements in good faith and with same or better standard of care than such obligations were performed before the date hereof.  Purchaser agrees that it shall cause to be paid to Seller $10,000 from the revenue that Purchaser receives in respect of the Assigned Agreements on and after the date hereof and Seller shall be entitled to all other proceeds.

4.4 Publicity.  Seller shall have sole control over any press release, public announcement, statement or acknowledgment with respect to this Agreement and the consummation of the transactions contemplated herein.

4.5 Further Assurances. Following the date hereof, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE V

TAX MATTERS

5.1 Tax Covenants.

(a) Without the prior written consent of Purchaser, Seller shall not, to the extent it may affect, or relate to the Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Companies in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid equally by Seller and Purchaser when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c) Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies after the Closing Date with respect to a Pre-Closing Tax Period other than Tax Returns for Sales Taxes.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Purchaser (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return.  If Purchaser objects to any item on any such Tax Return, it shall, within 15 days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying any such item and stating the factual or legal basis for any such objection.  If a notice of objection shall be duly delivered, Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items.  If Purchaser and Seller are unable to reach such agreement within 15 days after receipt by Seller of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Seller and reasonably acceptable to Purchaser (the "Accounting Referee") and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller objections and then amended to reflect the Accounting Referee's resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Purchaser and Seller.  The preparation and filing of any Tax Return of the Companies that does not relate to a Pre-Closing Tax Period and any Tax Return for Sales Taxes shall be exclusively within the control of Purchaser, and Purchaser shall be solely responsible for the Taxes and Sales Taxes in respect of such Tax Returns.

5.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Companies shall be terminated as of the Closing Date.  After such date neither of the Companies, Seller nor any of Seller's Affiliates and their respective representatives shall have any further rights or liabilities thereunder.

5.3 Tax Indemnification. Seller shall indemnify the Companies and Purchaser, and hold them harmless from and against any (a) Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE V; (b) all Taxes of either of the Companies or relating to the business of the Companies for all Pre-Closing Tax Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which either of the Companies is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (d) any and all Taxes of any Person imposed on either of the Companies arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Seller shall reimburse Purchaser for any Taxes of the Companies that are the responsibility of Seller pursuant to this Section 5.3 within 15 Business Days after payment of such Taxes by Purchaser or the Company.

5.4 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

5.5 Contests. Purchaser agrees to give written notice to Seller of the receipt of any written notice by either of the Companies or Purchaser that involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Purchaser pursuant to this ARTICLE V (a "Tax Claim").  Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

5.6 Cooperation and Exchange of Information. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE V or in connection with any audit or other proceeding in respect of Taxes of either of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date, Seller or Purchaser (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

5.7 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE V shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

5.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this ARTICLE V shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

5.9 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VI may overlap with an obligation or responsibility pursuant to this ARTICLE V, the provisions of this ARTICLE V shall govern.

ARTICLE VI

INDEMNIFICATION

6.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the date hereof and shall remain in full force and effect until the date that is one year from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE V which are subject to ARTICLE V) shall survive the date hereof indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Purchaser and its Affiliates (including the Company) and their respective representatives (collectively, the "Purchaser Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE V, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE V).

6.3 Indemnification By Purchaser. Subject to the other terms and conditions of this ARTICLE VI, Purchaser shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement (other than ARTICLE V, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE V).

6.4 Indemnification Procedures. The party making a claim under this ARTICLE VI is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to any confidentiality provisions thereof) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in  ARTICLE V) shall be governed exclusively by  ARTICLE V.

6.5 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

6.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.7 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE V and this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE V and this ARTICLE VI. Nothing in this Section 6.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person's fraudulent, criminal or intentional misconduct.

ARTICLE VII

MISCELLANEOUS

7.1 Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  Seller shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Interests to Purchaser.

7.2 Entire Agreement.  This Agreement together with its exhibits and schedules contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and its exhibits and schedules.

7.3 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as set forth on the signature pages attached hereto if delivered to Purchaser, or as follows if delivered to Seller:

Telanetix, Inc.
11201 SE 8th Street, Suite 200
Bellevue WA 98004
Attention:  Paul Quinn, Chief Financial Officer
Fax:  425-646-8182

If sent by mail, notice shall be considered delivered five Business Days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof.  Any party may by notice to the other parties change the address or facsimile number to which notice or other communications to it are to be delivered or mailed.

7.4 Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5 Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

7.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns (including, without limitation, by merger, share exchange or other similar corporate reorganization or similar transaction).

7.7 No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.8 Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington, without regard to the principles of conflicts of law thereof.

7.9 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile and PDF signatures shall be treated as if they were originals.

7.10 Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

7.11 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser and Seller will be entitled to specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.12 Attorney's Fees.  In any proceeding arising out of this Agreement, including with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and actual attorneys' fees.  As used in this Agreement, "actual attorneys' fees" shall mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual hourly fees charged by the attorneys performing such services.

7.13 Construction. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole.  Currency amounts referenced herein, unless otherwise specified, are in U.S. dollars. Unless the context otherwise requires, references herein: (i) to the masculine, feminine or neuter gender includes others (ii) to articles, sections, schedules and exhibits are to articles, sections, schedules and exhibits of or to this Agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Telanetix, Inc., a Delaware corporation

By:  /s/ Douglas N. Johnson
Name:   Douglas N. Johnson
Title:     Chief Executive Officer

Mike Venditte

 /s/ Michael Venditte

Address:
3 Craig Lane
Chester, NJ 07930

Fax:

[Signature Page to Securities Purchase Agreement]

Exhibit A

Equipment

Item	Description	Serial #
18 Inter-Tel Phones
Cisco Switches model WS-C2960-24PC-L		FOC1229Z281
Cisco Switches model WS-C2960-24PC-L		FOC1229Z288
Juniper Netscreen SSG-5	Firewall/Router	162072008000488
2 Dell 210L
1 APC 2200 UPS

Exhibit B

Assigned Agreements

Description
1.	Agreement dated October 14, 2009 among Telanetix, Inc. and Kaufman Brothers.